Exhibit 99.1

Rex Energy Corporation Announces 2008 Results

STATE COLLEGE, Pa., Mar. 6, 2009 (GLOBE NEWSWIRE) — Rex Energy Corporation (“Rex Energy”) (Nasdaq:REXX) today announced its 2008 results from continuing operations. Revenues, production, EBITDAX and cash flows from operations all grew to record highs during the year. Revenues grew to $68.0 million, up 31%. Production grew to 949,000 barrels of oil equivalent (“BOE”), up 5%. EBITDAX grew to $29.1 million, up 32%. Cash flows from operating activities grew to $32.4 million, up 85%. The company recorded a loss from continuing operations, consistent with generally accepted accounting principles (“GAAP”), for the year of $41.0 million. The loss adjusted to be comparable to analyst estimates, was $9.8 million, or $0.28 per share. (EBITDAX and adjusted loss comparable to analyst estimates are non-GAAP financial measures. Please see the accompanying definitions and tables for the reconciliation of each of these non-GAAP measures. The company has classified all 2008 and prior period amounts related to its operations in the Southwestern Region as discontinued operations due to its anticipated sale of these assets during the first quarter of 2009. Please see the accompanying tables for the reconciliation of the reported GAAP amounts to the amounts that would have been reported if Southwestern Region operations were included in continuing operations.)

Benjamin W. Hulburt, Rex Energy’s President and CEO, commented, “2008 was a tremendous year of growth for the company. During 2008, we commenced chemical injection in our Lawrence Field ASP Flood Project, increased our Marcellus Shale acreage by 107% to approximately 62,000 net acres and successfully drilled at least one vertical test well in each of our core Marcellus Shale operational regions. In addition, we grew our revenues by 31%, our EBITDAX by 32%, and our production by 5% year-over-year. Also, we expanded our operations team throughout 2008 adding valuable personnel with significant years of experience in their respective fields.”

Hulburt continued, “While the current economic climate is certainly challenging, Rex Energy is positioned to not only endure, but to continue to grow through 2009. At year-end we had only $15 million drawn on our line of credit with an $80 million borrowing base, $7 million of cash, and approximately 86% of our current production hedged through 2010 at average floor prices of $62.95 per barrel and $7.29 per Mcf. Additionally, we expect to receive approximately $17 million in net proceeds from the sale of our Southwestern Region assets during the first quarter of 2009, at which time we expect to be essentially debt free.”

In a final comment, Hulburt stated, “Our primary focus in 2009 is to commence horizontal drilling on our Marcellus Shale prospective acreage and continue to build infrastructure to support our Marcellus well production. We remain very encouraged by our initial vertical well results, and are pleased to announce that our most recent vertical well in southwestern Pennsylvania tested at a peak rate of 1.8 million cubic feet per day with an average rate of 1.4 million cubic feet per day over a 24 hour period.”

Production for the year totaled 949,000 BOE, of which approximately 82% was attributable to oil. Wellhead oil and natural gas prices, after adjustment for cash settled derivatives, were $75.52 per barrel and $8.90 per Mcf respectively in 2008. Production in the fourth quarter of 2008 totaled 246,928 BOE, an increase of approximately 4% over the previous quarter and 5% when compared to the fourth quarter of 2007. Wellhead oil and natural gas prices, after adjustment for cash settled derivatives, were $62.75 per barrel and $7.85 per Mcf respectively in the fourth quarter of 2008.

Revenues in 2008 were $68.0 million, representing a 31% increase from 2007 revenues of $52.0 million. Revenues for the fourth quarter of 2008 were $14.8 million, representing a 2% increase from revenues of $14.5 million in the fourth quarter of 2007.

Earnings from continuing operations for the year reflected a loss of $41.0 million in 2008 compared with a loss from continuing operations of $15.5 million in 2007. Adjusted earnings comparable to analyst estimates, a non-GAAP financial measure of net income which excludes deferred tax benefits, dry hole and impairment expenses, gains or losses on the sale of assets, unrealized gains or losses from financial derivatives and non-cash compensation expenses, reflected a loss of $9.8 million in 2008 as compared to a loss of $1.4 million in 2007. Earnings from continuing operations for the fourth quarter of 2008 reflected a loss of $32.6 million compared with a loss from continuing operations of $10.9 million in 2007. Adjusted earnings comparable to analyst estimates in the fourth quarter of 2008 reflected a loss of $18.1 million in 2008, a decrease from income of $449,000 in the fourth quarter of 2007.

EBITDAX from continuing operations, a non-GAAP financial measure, was $29.1 million in 2008, up from $22.1 million in 2007, which represented an increase of 32%. EBITDAX in the fourth quarter of 2008 was $5.7 million, representing a decrease of 10% compared to the fourth quarter of 2007.

As previously announced, the company’s proved reserves, as of December 31, 2008 were 11.0 million barrels of oil equivalent (“MMboe”), of which 53% was attributable to oil and 47% was attributable to natural gas. Of the 11.0 MMboe of total proved reserves, 65% are categorized as proved developed and 35% are proved undeveloped. Proved reserves as of December 31, 2008 were based on year-end benchmark prices of $41.00 per barrel and $5.71 per Mcf. The present value of future cash flows before income taxes from continuing operations as of December 31, 2008, discounted at 10% (SEC PV10, a non-GAAP measure), totaled $84.0 million. Revisions to the SEC’s oil and gas reporting disclosures, effective for registration statements filed on or after January 1, 2010 and annual reports on Form 10-K for fiscal years ending on or after December 31, 2009, will allow for the valuation of reserves using the year’s average commodity price rather than the current practice of utilizing commodity pricing on December 31, 2008. Under the SEC rule change, Rex Energy’s proved reserves at December 31 would have been approximately 16.9 MMboe, and the present value of future cash flows before income tax would have totaled approximately $415.6 million.

Capital expenditures in 2008 were $136.6 million, of which $49.6 million was spent on the acquisition and leasing of undeveloped properties; $29.4 million was spent for developmental activities; $23.5 million was spent on the Lawrence Field ASP Flood Project in the Illinois Basin; $15.2 million was spent for Marcellus Shale exploratory drilling in the Appalachian Basin; $9.4 million was spent on buildings, equipment, and vehicles; $5.0 million was spent on the acquisition of proved oil and gas properties; and $4.5 million was spent on drilling and recompletions in the Southwestern Region.

The company’s capital budget in 2009 is currently $48.6 million. The company is continuing to prepare for its 2009 Marcellus Shale drilling program, which is expected to consist of six to eight net horizontal wells during the year. The company expects to commence drilling its first horizontal well in southwestern Pennsylvania during the first quarter of 2009. In the Illinois Basin, the company is continuing to work with its third party consultants to analyze the results of its two Alkali-Surfactant-Polymer (“ASP”) pilots and design its first operational ASP development unit following the completion of the pilot analysis. This analysis is expected to be completed by the end of the first quarter of 2009. Upon completion of the pilot analysis, the company may update its 2009 capital budget to adjust for any changes in the size or scope of planned ASP related activity to be commenced during the year. Rex Energy will continue to monitor commodity prices and service costs throughout the year and remain flexible to adjust capital spending in order to continue to maintain a conservative balance sheet.

About Rex Energy Corporation

Rex Energy Corporation is an independent oil and gas company operating in the Illinois Basin and the Appalachian Basin of the United States. The company has pursued a balanced growth strategy of exploiting its sizable inventory of lower risk developmental drilling locations, pursuing its higher potential exploration drilling prospects and actively seeking to acquire complementary oil and natural gas properties.

Forward-Looking Statements

Except for historical information, statements made in this release, including those relating to significant potential, future earnings, cash flow, capital expenditures, production growth and planned number of wells, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the company’s future performance are subject to a wide range of business risks and uncertainties, and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, environmental risks and the occurrence of any unanticipated acquisition opportunities. The company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the company’s filings with the Securities and Exchange Commission, which are incorporated by reference.

The company’s internal estimates of reserves may be subject to revision and may be different from estimates by the company’s external reservoir engineers at year end. Although the company believes the expectations and forecasts reflected in these and other forward-looking statements are reasonable, it can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

For more information, contact:

Julia Williams, Investor Relations Coordinator

(814) 278-7130

jwilliams@rexenergycorp.com

REX ENERGY CORPORATION

CONSOLIDATED BALANCE SHEETS

($ in Thousands)

	December 31, 2008 (unaudited)	December 31, 2007 (audited)
ASSETS
Current Assets
Cash and Cash Equivalents	$7,046	$1,085
Accounts Receivable	5,840	8,805
Short-Term Derivative Instruments	8,153	20
Deferred Taxes	—	4,700
Inventory, Prepaid Expenses and Other	3,068	1,388

Total Current Assets	24,107	15,998
Property and Equipment (Successful Efforts Method)
Evaluated Oil and Gas Properties	196,118	171,095
Unevaluated Oil and Gas Properties	65,564	31,834
Other Property and Equipment	19,388	4,397
Wells and Facilities in Progress	29,629	10,457
Pipelines	3,457	2,193

Total Property and Equipment	314,156	219,976
Less: Accumulated Depreciation, Depletion and Amortization	(64,298)	(28,805)

Net Property and Equipment	249,858	191,171
Assets Held for Sale	18,852	26,361
Intangible Assets and Other Assets– Net	1,628	2,034
Long-Term Derivative Instruments	7,561	—
Goodwill	—	32,700

Total Assets	$302,006	$268,264

LIABILITIES AND EQUITY
Current Liabilities
Accounts Payable	$7,180	$7,028
Accrued Expenses	7,388	2,662
Short-Term Derivative Instruments	—	10,893
Current Deferred Tax Liability	2,785	—
Current Portion of Long-Term Debt	—	29

Total Current Liabilities	17,353	20,612

Senior Secured Line of Credit and Long-Term Debt	15,000	27,207
Long-Term Derivative Instruments	1,476	18,843
Long-Term Deferred Tax Liability	11,995	30,300
Other Deposits and Liabilities	7,322	345
Liabilities Related to Assets Held for Sale	1,838	1,223
Future Abandonment Cost	15,174	5,297

Total Liabilities	$70,158	$103,827
Commitments and Contingencies
Owners’ Equity
Common Stock, $.001 par value per share, 100,000,000 shares authorized and 36,569,712 shares issued and outstanding on December 31, 2008 and 30,794,702 shares issued and outstanding on December 31, 2007	37	31
Additional Paid-In Capital	291,133	175,170
Accumulated Deficit	(59,322)	(10,640)
Other Comprehensive Income	—	(124)

Total Owners’ Equity	231,848	164,437

Total Liabilities, Minority Interests and Owners’ Equity	$302,006	$268,264

REX ENERGY CORPORATION

CONSOLIDATED AND COMBINED STATEMENT OF OPERATIONS

(Unaudited, $ and Shares in Thousands Except per Share Data)

	Rex Energy Corporation Consolidated	Rex Energy Corporation Consolidated	Rex Energy Corporation Consolidated	Rex Energy Corporation Consolidated and Combined Predecessor Companies
	Three Months Ended December 31,		Years Ended December 31,
	2008	2007	2008	2007
OPERATING REVENUE
Oil and Natural Gas Sales	$13,248	$18,721	$84,013	$58,133
Other Revenue	30	24	123	101
Realized Gain(Loss) on Derivatives	1,537	(4,223)	(16,167)	(6,198)

TOTAL OPERATING REVENUE	14,815	14,522	67,969	52,036

OPERATING EXPENSES
Production and Lease Operating Expenses	6,095	5,441	26,511	22,361
General and Administrative Expense	4,303	2,946	15,185	7,793
Impairment Expense	71,349	—	71,349	—
(Gain) Loss on Sale or Disposal of Oil and Gas Properties	42	10	6,468	(12)
Exploration Expense	866	1,238	3,261	1,238
Depreciation, Depletion, Amortization and Accretion	23,543	5,552	37,904	17,804

TOTAL OPERATING EXPENSES	106,198	15,187	160,678	49,184

INCOME (LOSS) FROM OPERATIONS	(91,383)	(665)	(92,709)	2,852

OTHER INCOME (EXPENSE)
Interest Income	8	12	328	15
Interest Expense	(316)	(361)	(1,342)	(5,646)
Unrealized Gain (Loss) on Derivatives	55,858	(17,155)	43,746	(26,250)
Other Income (Expense)	(107)	3	(168)	(18)

TOTAL OTHER INCOME (EXPENSE)	55,443	(17,501)	42,564	(31,899)

NET LOSS FROM CONTINUING OPERATIONS BEFORE MINORITY INTEREST AND INCOME TAXES	(35,940)	(18,166)	(50,145)	(29,047)
Minority Share of Net Loss	—	—	—	6,152

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAX	(35,940)	(18,166)	(50,145)	(22,895)
Income Tax Benefit	3,378	7,222	9,167	7,365

NET LOSS FROM CONTINUING OPERATIONS	(32,562)	(10,944)	(40,978)	(15,530)
Income (Loss) from Discontinued Operations, Net of Income Taxes	(7,741)	373	(7,704)	(681)

NET LOSS	$(40,303)	$(10,571)	$(48,682)	$(16,211)

Earnings per common share (1):
Basic and Diluted – loss from continuing operations	$(0.89)	$(0.36)	$(1.18)	$(0.37)
Basic and Diluted – loss from discontinued operations	(0.21)	0.01	(0.22)	0.02

Basic and Diluted – net loss	$(1.10)	$(0.35)	$(1.40)	$(0.35)
Basic and Diluted – weighted average shares of common stock outstanding	36,570	30,795	34,582	30,795

(1)	Earnings per common share for 2007 represents a loss from continuing operations of $11,304 and a gain from discontinued operations of $644 for the 5 month period ending December 31, 2007

REX ENERGY CORPORATION

CONSOLIDATED OPERATIONAL HIGHLIGHTS

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2008	2007	2008	2007
Production:
Oil (Bbls)	201,495	196,490	776,185	769,911
Natural gas (Mcf)	272,598	228,640	1,036,891	786,095
Total (BOE)[a]	246,928	234,597	949,000	900,927

Average daily production:
Oil (Bbls)	2,190	2,136	2,121	2,109
Natural gas (Mcf)	2,963	2,485	2,833	2,154
Total (BOE)[a]	2,684	2,550	2,593	2,468

Average sales prices before derivatives:
Oil (per Bbl)	$55.65	$86.57	$95.63	$68.07
Natural gas (per Mcf)	$7.47	$7.48	$9.43	$7.28
Total (per BOE)[a]	$53.65	$79.80	$88.53	$64.53

Average NYMEX prices[b]
Oil (per Bbl)	$58.51	$90.68	$99.74	$72.31
Natural gas (per Mcf)	$6.38	$6.97	$8.89	$6.83

[a]	Natural gas is converted at the rate of six Mcf to one BOE and oil is converted at a rate of one Bbl to one BOE
[b]	Based upon the average of bid week prompt month prices

REX ENERGY CORPORATION

REGIONAL OPERATIONAL HIGHLIGHTS

(Unaudited)

	Production and Revenue by Basin
	Three Months Ended December 31,		Years Ended December 31,
	2008	2007	2008	2007
Appalachian
Revenues before derivatives– Natural gas	$2,035	$1,710	$9,783	$5,725
($ in Thousands)
Volumes (MCF)	272,598	228,640	1,036,891	786,095
Average price before derivatives	$7.47	$7.48	$9.43	$7.28

Illinois
Revenues before derivatives– Oil	$11,213	$17,011	$74,230	$52,408
($ in Thousands)
Volumes (BBL)	201,495	196,490	776,185	769,911
Average price before derivatives	$55.65	$86.57	$95.63	$68.07

REX ENERGY CORPORATION

OIL AND GAS DERIVATIVES

(Unaudited)

Year	Volume	% of Current Production	Average Floor	Average Ceiling
Oil
2009	635 MBbls	85%	$63.17	$74.77
2010	588 MBbls	82%	$62.71	$79.31

Natural Gas
2009	950 Mmcf	95%	$7.01	$8.91
2010	960 Mmcf	100%	$7.56	$10.48
2011	720 Mmcf	78%	$8.00	$14.75

Non-GAAP Financial Measures

EBITDAX

“EBITDAX”, for any defined period, the sum of net income for such period plus the following expenses, charges or income to the extent deducted from or added to net income in such period: interest, income taxes, depreciation, depletion, amortization, accretion, unrealized losses from financial derivatives, exploration expenses, and other similar non-cash charges, minus all non-cash income, including but not limited to, income from unrealized financial derivatives, added to net income. EBITDAX, as defined above, is used as a financial measure by Rex Energy’s management team and by other users of its financial statements, such as the company’s commercial bank lenders, to analyze such things as:

•	Rex Energy’s operating performance and return on capital in comparison to those of other companies in its industry, without regard to financial or capital structure;

•	The financial performance of the company’s assets and valuation of the entity, without regard to financing methods, capital structure or historical cost basis;

•	Rex Energy’s ability to generate cash sufficient to pay interest costs, support its indebtedness and make cash distributions to its stockholders; and

•	The viability of acquisitions and capital expenditure projects and the overall rates or return on alternative investment opportunities

EBITDAX is not a calculation based on GAAP financial measures and should not be considered as an alternative to net income (loss) in measuring the company’s performance, nor used as an exclusive measure of cash flow, because it does not consider the impact of working capital growth, capital expenditures, debt principal reductions, and other sources and uses of cash, which are disclosed in the company’s statements of cash flows.

Rex Energy has reported EBITDAX because it is a financial measure used by its existing commercial lenders, and because this measure is commonly reported and widely used by investors as an indicator of a company’s operating performance and ability to incur and service debt. You should carefully consider the specific items included in the company’s computations of EBITDAX. While Rex Energy has disclosed its EBITDAX to permit a more complete comparative analysis of its operating performance and debt servicing ability relative to other companies, you are cautioned that EBITDAX as reported by the company may not be comparable in all instances to EBITDAX as reported by other companies. EBITDAX amounts may not by fully available for management’s discretionary use, due to requirements to conserve funds for capital expenditures, debt service and other commitments.

Rex Energy believes that EBITDAX assists its lenders and investors in comparing a company’s performance on a consistent basis without regard to certain expenses, which can vary significantly depending upon accounting methods. Because the company may borrow money to finance its operations, interest expense is a necessary element of its costs and ability to generate cash available for distribution. Because Rex Energy uses capital assets, depreciation and amortization are also necessary elements of its costs. Additionally, the company is required to pay federal and state taxes, which are necessary elements of its costs. Therefore, any measures that exclude these elements have material limitations.

To compensate for these limitations, Rex Energy believes it is important to consider both net income (loss) determined under GAAP and EBITDAX to evaluate its performance.

The following table presents a reconciliation of the company’s net (loss) from continuing operations to its EBITDAX from continuing operations for each of the periods presented ($ in thousands):

	Three Months Ended December 31,		Years Ended, December 31,
	2008	2007	2008	2007
Net Loss From Continuing Operations	$(32,562)	$(10,944)	$(40,978)	$(15,530)

Add Back Depletion, Depreciation, Amortization & Accretion	23,543	5,552	37,904	17,804

Add Back Non-Cash Compensation Expense	1,423	211	2,990	211

Add Back Interest Expense	316	361	1,342	5,646

Add Back Exploration and Impairment Expenses	72,215	1,238	74,610	1,238

Less Interest Income	(8)	(12)	(328)	(15)

Add Back (Gains) Losses on Disposal of Assets	42	10	6,468	(12)

Add Back Unrealized Losses (Gains) from Financial Derivatives	(55,858)	17,155	(43,746)	26,250

Less Minority Interest Share of Net Loss	—	—	—	(6,152)

Less Income Tax Benefit	(3,378)	(7,222)	(9,167)	(7,365)

EBITDAX From Continuing Operations	$5,733	$6,349	$29,095	$22,075

Earnings Comparable with Analyst Estimates

“Earnings Comparable with Analyst Estimates” means, for any period, the sum of net income for such period plus the following expenses, charges or income to the extent deducted from or added to net income in such period: minority interest share of net income which were acquired as part of the company’s reorganization on July 31, 2007, deferred income taxes, unrealized gains or losses from financial derivatives, minus gains from unrealized financial derivatives, minus deferred income tax benefits, added to net income. Earnings Comparable with Analyst Estimates, as defined above, is used as a financial measure by Rex Energy’s management team and by other users of its financial statements, to analyze its financial performance without regard to minority interests which were all acquired as part of the company’s reorganization on July 31, 2007, non-cash deferred taxes and non-cash unrealized losses or gains from oil and gas derivatives.

Earnings Comparable with Analyst Estimates is not a calculation based on GAAP financial measures and should not be considered as an alternative to net income (loss) in measuring the company’s performance.

Rex Energy has reported Earnings Comparable with Analyst Estimates because it believes that this measure is commonly reported and widely used by investors as an indicator of a company’s operating performance. You should carefully consider the specific items included in the company’s computation of this measure. You are cautioned that Earning Comparable with Analyst Estimates as report by Rex Energy may not be comparable in all instances to that reported by other companies.

To compensate for these limitations, the company believes it is import to consider both net income determined under GAAP and Earnings Comparable with Analyst Estimates.

The following table presents a reconciliation of Rex Energy’s net (loss) from continuing operations to its Earnings Comparable with Analyst Estimates for each of the periods presented ($ in thousands):

	Three Months Ended December 31,		Years Ended December 31,
	2008	2007	2008	2007
Net Loss From Continuing Operations	$(32,562)	$(10,944)	$(40,978)	$(15,530)
Adjustment for certain non-cash items
Minority Interest Share of Loss	—	—	—	(6,152)

Unrealized (Gain) Loss on Derivatives	(55,858)	17,155	(43,746)	26,250
Exploration and Impairment Expense	72,215	1,238	74,610	1,238
Non-cash Compensation Expense	1,423	211	2,990	211
(Gain) Loss on Sale or Disposal of Assets	42	10	6,468	(12)
Income Tax Benefit	(3,378)	(7,222)	(9,167)	(7,365)

Net Income (Loss) From Continuing Operations Before Income Taxes Comparable to Analysts Estimates	$(18,118)	$448	$(9,823)	$(1,360)

Discontinued Operations

On September 3, 2008, Rex Energy announced its plans to divest its operations in the Southwestern Region, which are located predominately in the Permian Basin. Pursuant to accounting rules for discontinued operations, the company has classified all 2008 and prior period amounts to its operations in the Southwestern Region as discontinued operations.

As of December 31, 2008, Rex Energy recorded an impairment charge of $8.7 million for the write-down of its Southwestern Region assets to the fair value associated with the sale. Summarized financial information for discontinued operations is set forth below ($ in thousands):

	Three Months Ended December 31,		Years Ended December 31,
	2008	2007	2008	2007
Revenues:
Oil and Gas Sales	$10	$1,523	$6,051	$5,392
Other Revenue	—	84	304	350

Total Operating Revenue	10	1,607	6,355	5,742

Costs and Expenses:
Production and Lease Operating Expense	30	703	1,799	2,116
General and Administrative Expense	227	236	907	794
Exploration Expense of Oil and Gas Properties	3	6	2,198	1,710
Impairment Expense of Oil and Gas Properties	8,729	—	8,729	—
Depreciation, Depletion, Amortization and Accretion	(35)	207	1,565	1,817
(Gain) Loss on Sale of Oil and Gas Properties	—	—	41	(173)
Unrealized Loss from Derivatives	558	—	558	—
Other Income	—	(168)	(2)	(189)

Total Costs and Expenses	9,512	984	15,795	6,075

Income (Loss) from Discontinued Operations Before Income Taxes	(9,502)	623	(9,440)	(333)
Income Tax (Expense) Benefit	1,761	(250)	1,736	(348)

Income (Loss) From Discontinued Operations, net of taxes	$(7,741)	$373	$(7,704)	$(681)